F.N.B. CORPORATION INSIDER TRADING POLICY Amended and Effective as of February 21, 2024 Reviewed and Reaffirmed October 15, 2024 Exhibit 19.1

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 2 I. Purpose A. The purpose of this policy is to set forth the F.N.B. Corporation insider trading rules, procedures and guidelines, including trading restrictions, the requirement for pre- clearance of transactions, trading plans and SEC reporting. All Directors, officers and employees of F.N.B. Corporation and its subsidiaries and its affiliates are subject to this Policy, the Code of Conduct of F.N.B. Corporation and the federal securities laws, all of which prohibit transactions by a person in securities issued by F.N.B. Corporation while that person is in the possession of material non-public information regarding F.N.B. Corporation. In addition, to promote compliance with insider trading laws, it is F.N.B. Corporation’s policy not to engage in transactions of F.N.B. Corporation securities in violation of insider trading laws. II. Responsible Parties A. Director – Any member of the board of directors of F.N.B. This definition does not include a director of a subsidiary of F.N.B. Corporation who is not also a director of F.N.B. Corporation. This definition does not include community or other advisory directors of subsidiaries of F.N.B. Corporation. B. Executive Officer – Any officer of F.N.B. who files reports with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). C. Material Information – Information relating to F.N.B. Corporation or any other corporation with publicly-traded securities, its business operations or securities that an independent investor would likely consider important in determining whether to buy, hold or sell securities of F.N.B. Corporation if the information were publicly available. Some types of information often found to be “material” are: • earnings estimates; • dividend increases or decreases; • major new products or lines of business; • acquisitions, including mergers and tender offers; • sales of substantial assets; • change in debt ratings; • significant write-downs of assets or additions to reserves for bad debts or contingent liabilities; • liquidity problems; • extraordinary management developments; • public offerings;

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 3 • major price or market changes; • labor negotiations; • significant litigation; or • investigations, enforcement actions or other material regulatory actions by governmental bodies. D. Non-Public Information – A Corporate Insider (as defined in Section IV.A. below) should consider information about a corporation as “non-public” unless the Corporate Insider knows the non-public information has been widely disseminated to the general public. A Corporate Insider should not consider material non-public information to be publicly available until it is generally considered “widely disseminated.” F.N.B. Corporation considers information “publicly available” on the second business day after the information has been disclosed by F.N.B. Corporation by one of the following methods: • F.N.B. Corporation's website; • the Dow Jones broad tape; • news wire services such as Associated Press or Reuters; • publication by newspapers or magazines with national circulation such as The Wall Street Journal or The New York Times; and • public documents filed with the SEC, such as periodic reports on Forms 8-K, 10- Q and 10-K, prospectuses or proxy statements. E. Policy Responsible Party – The F.N.B. Chief Legal Officer is the Policy Responsible Party for this Insider Trading Policy (“Policy”). F. Related Interests – A person is considered the beneficial owner of all equity securities in which the person has a direct or indirect pecuniary interest. This interest means the opportunity to profit from or share in any profit derived from a securities transaction. The federal securities laws presume that a person has a pecuniary interest in securities held by members of that person's immediate family who share the same residence. The definition of immediate family is broad, and includes children (natural, step or adoptive), parents, grandparents, siblings, spouses and in-laws. The concept of beneficial ownership also includes securities issued by F.N.B. Corporation held by other corporations, partnerships and trusts, including estate planning inter vivos trusts, controlled by a Corporate Insider or Related Interests of that Corporate Insider. Collectively, all of these affiliated individuals and entities constitute Related Interests. G. Trading – Any purchase or sale, donation or gift including charitable donations and gifts, pledge of stock for a loan or the exercise of a stock option or warrant on a cashless or net basis exercise in which securities issued by F.N.B. Corporation are purchased or sold in a

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 4 public marketplace. This definition also includes transactions by an IRA, dividend reinvestment plan, 401(k) or trust account or other benefit plan of a Corporate Insider. III. Governance A. This policy is governed by F.N.B.’s Nominating and Corproate Governance Committee. It should be approved by the F.N.B. Board when changes are made to it, but not less than annually. IV. Details of the Policy A. General Rule – No Director, Executive Officer or employee of F.N.B. Corporation or any Related Interests of the Director, Executive Officer or employee, in possession of material non-public information concerning F.N.B. Corporation (sometimes referred to as a “Corporate Insider”), or any trading plans (such as a Rule 10b-18 stock repurchase plan) or other F.N.B. benefit plans (“F.N.B. Plan”) controlled by F.N.B. or a Corporate Insider, shall engage in transactions in securities issued by F.N.B. Corporation while in possession of material, non-public information concerning F.N.B. Corporation, or if the Corporate Insider has not complied to the extent applicable with Rule 144 of the Securities and Exchange Commission (the “SEC”). See paragraphs (C), (D) and (F) of Section II of this Policy for definitions of “material information,” “non-public information” and “related interests.” Similarly, a Corporate Insider shall not trade in the securities of another corporation if the Corporate Insider is aware of material non-public information about that other corporation whether or not the Corporate Insider obtained possession of the material non-public information relating to that other corporation as part of the Corporate Insider's employment or service with F.N.B. Corporation. Examples of this type of information could relate to customers or suppliers of F.N.B. Corporation or those with whom F.N.B. Corporation may be negotiating a transaction. A Corporate Insider's possession of material non-public information concerning a corporation in connection with transactions by that person in the securities of that corporation or the communication by that person of that information to others who then engage in transaction in securities issued by that corporation violates the federal securities laws. Doing so constitutes “tipping” and is one form of illegal insider trading. This Policy expressly prohibits both trading while in the possession of inside information and tipping. Insider trading violations of the federal securities laws often result in harsh consequences for the person who engaged in insider trading, including: • exposure to investigations by the SEC;

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 5 • criminal and civil prosecution; • disgorgement of any profits realized or losses avoided through use of the information; • monetary fines up to three times the gain obtained or loss avoided or imprisonment; or • termination of employment. Insider trading by a Corporate Insider can also expose F.N.B. to civil liabilities and penalties. F.N.B. has adopted this Policy to ensure that Corporate Insiders who possess material non-public information concerning F.N.B. Corporation or another corporation do not engage in securities transactions involving securities issued by F.N.B. Corporation or that other corporation. This Policy establishes pre-clearance procedures before a Director or Executive Officer of F.N.B. may engage in a transaction in securities issued by F.N.B. Corporation which are addressed in Section C of this Policy. This Policy also describes limitations on the ability of a Director or Executive Officer of F.N.B. Corporation to sell securities issued by F.N.B. even if the Director or Executive Officer does not possess any material non- public information concerning F.N.B. Corporation. These limitations arise under SEC Rule 144. Section E of this Policy addresses SEC Rule 144. This Policy also addresses certain other provisions of the federal securities laws that apply to Directors and Executive Officers of F.N.B., such as short sales or the penalties associated with buying or selling or selling and buying common stock of F.N.B. Corporation within a six-month period. See Section B of this Policy for more information. If you have any questions regarding this Policy, the pre-clearance requirements this Policy mandates or want to request any of the forms F.N.B. Corporation has prepared to use in connection with the pre-clearance requirements, please call our Chief Legal Officer at 724-983-3435. B. Other Trading Restrictions on Directors and Executive Officers: 1. Section C of this Policy sets forth F.N.B. Corporation's requirements and procedures for the pre-clearance of transactions in securities issued by F.N.B. by a Director or Executive Officer of F.N.B. before the execution of the transaction. 2. Section F of this Policy sets forth F.N.B.’s requirements and procedures for filing SEC Forms 3, 4 and 5 with the SEC with respect to reporting changes in the beneficial ownership of securities issued by F.N.B. by a Director or Executive Officer of F.N.B. These reports are required pursuant to Section 16(a) of the 1934 Act.

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 6 3. Section 16(b) of the 1934 Act provides that a Director or Executive Officer of F.N.B. must pay to F.N.B. Corporation any profit realized by that Director or Executive Officer from the purchase and sale or sale and purchase of any securities issued by F.N.B. Corporation within a period of six months. 4. Section 16(c) of the 1934 Act prohibits a Director or Executive Officer of F.N.B. from engaging in a short sale of securities issued by F.N.B. Corporation. 5. No Director or Executive Officer may purchase F.N.B. securities on margin, or borrow against any account in which F.N.B. securities are held, or pledge F.N.B. securities as collateral for a loan. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in F.N.B. securities and, as a result, the pledgor may be subject to liability under insider trading laws. An exception to the foregoing prohibition may be granted where a person wishes to pledge F.N.B. securities as collateral for a loan from a third party (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge F.N.B. securities as collateral for a loan from a third party must submit a request for approval to the F.N.B.’s Board of Directors at least two weeks prior to the execution of the documents evidencing the proposed pledge. 6. The trading restrictions set forth in this Section IV.B. do not apply to: a. transactions under F.N.B. benefit, dividend reinvestment or stock purchase plans, provided that the elections made under such plans (1) comply with the requirements provided in Part IV. A. above, and (2) are either (A) not initiated by a Corporate Insider or (B) are not made within a blackout period; and b. ongoing purchases of F.N.B. stock under the F.N.B. dividend reinvestment plan resulting from reinvestment of dividends paid on Company securities, provided that transactions made under such plan (1) comply with the requirements provided in Part IV. A. herein, and (2) are either (A) not initiated by Corporate Insider or (B) are not made within a blackout period.

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 7 C. Requirement for Pre-Clearance of Transactions by Directors and Executive Officers: 1. Pre-Clearance Required: A Director or Executive Officer of F.N.B. or F.N.B. Plan may only undertake trading of securities issued by F.N.B. during a Window Period (as hereafter defined). During a Window Period, no Director or Executive Officer of F.N.B. may undertake trading of any kind in any securities issued by F.N.B. unless such Director or Executive Officer has first satisfied the following conditions: a. The Director or Executive Officer obtains a written pre-clearance letter from F.N.B.’s Chief Legal Officer pre-clearing the proposed transaction before the proposed transaction commences. A request for a pre-clearance letter should be submitted to the Chief Legal Officer at least one trading day in advance of the proposed transaction. F.N.B. is under no obligation to approve a trade submitted for pre-approval. In requesting a pre-clearance letter, the Director or Executive Officer must provide the Chief Legal Officer with a request letter in the form provided by F.N.B. that shall include: i. a specific written description of all of the material details (e.g., dollar amounts and number of shares involved, type of transaction and whether pursuant to a plan) about the proposed transaction; and ii. a written representation signed by the Director or Executive Officer that affirms that the Director or Executive Officer is not aware of or does not have possession of any material non-public information regarding F.N.B. This representation may be made by means of a conformed signature in an e-mail. b. Upon commencement of a Window Period, the Chief Legal Officer shall obtain from each of F.N.B. Corporation's Chief Executive Officer and Chief Financial Officer a statement whether such officer has actual knowledge that no F.N.B. Director or Executive Officer may be deemed to be in possession of any material non-public information regarding F.N.B. Corporation or whether such person has actual knowledge of existing circumstances that warrant the imposition of a Blackout Period by F.N.B. (“Confirmation”), such statement shall be valid for ten (10) business days unless otherwise rescinded by the Chief Executive Officer of the Chief Financial Officer. The Chief Legal Officer shall provide a copy of each pre-clearance letter to the designee of F.N.B. Corporation's Chief Financial Officer. The Chief Legal Officer, as may be necessary, shall seek to obtain updated statements from the Chief Executive Officer and Chief Financial Officer reaffirming the Confirmation unless previously rescinded or a Blackout Period commences.

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 8 c. Each Director and Executive Officer must enter into the proposed transaction within ten (10) business days of receipt of pre-approval unless notified that such pre-approval has been rescinded. If the proposed transaction has not been entered into within ten (10) business days of receipt of pre-approval, such Director or Executive Officer must resubmit the request for pre-approval. Pre-approval of a transaction does not constitute a recommendation by F.N.B. Corporation or any of its employees or agents that any Director or Executor Officer engage in the subject transaction. d. The designee of F.N.B. Corporation's Chief Financial Officer shall be responsible for the timely filing of any Form 144 notices required because the proposed transaction involves the proposed sale by the Director or Executive Officer of more than 5,000 shares of common stock of F.N.B. Corporation or aggregate proceeds of more than $50,000 in any period of three consecutive months. Such designee shall furnish a copy of the Form 144 notice to F.N.B. Corporation's Chief Legal Officer simultaneously with the filing of such notice. e. The Director or Executive Officer shall notify the authorized designee of F.N.B. Corporation's Chief Financial Officer of the execution of any transactions pursuant to a pre-clearance letter on the date of the execution of the transactions. Such authorized designee shall file on behalf of such Director or Executive Officer the SEC Forms 3, 4 or 5s required to disclose such transaction. 2. Trading Periods: To facilitate the administration of this Policy, transactions by Directors and Executive Officers of F.N.B. Corporation in securities issued by F.N.B. Corporation shall be restricted as follows: a. Window Periods: A Director or Executive Officer may effect transactions in securities issued by F.N.B. during Window Periods, subject to the conditions that the Director or Executive Officer obtains a pre-clearance letter and that the Director or Executive Officer complies with the other requirements set forth in Section IV.C. above. Window Periods will commence second full business day after the public release of earnings for a particular fiscal quarter or year and continue until the close of business on the 15th day of the third calendar month of the next quarter. For example, if F.N.B. Corporation releases earnings on October 20 with respect to the fiscal quarter ended September 30, the Window Period after the quarterly earnings release will begin on October 22 and continue until December 15. Even during Window Periods, Directors and Executive Officers may not engage in any transaction in F.N.B. securities while in the possession of any material, nonpublic information.

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 9 b. Quarterly Blackout Periods: Trading in F.N.B. securities is prohibited during the period beginning at the close of business on the 15th day prior to the end of each fiscal quarter and ending on the first full business day after the public release of earnings for a particular fiscal quarter or year. c. Special Blackout Periods: In the event that F.N.B. Corporation'’s Chairman of the Board, Chief Executive Officer or Chief Financial Officer determines that a Window Period must be terminated and a Blackout Period imposed, F.N.B. Corporation will so notify each Director, Executive Officer or F.N.B. Plan Administrator. No Director or Executive Officer may engage in any transaction in F.N.B. Corporation securities during any special blackout Period that the Chairman of the Board, the Chief Executive Officer or Chief Financial Officer may designate. No Director or Designated Officer may disclose to a third party that any special Blackout Period has been designated. F.N.B. Corporation will announce the beginning and end of a special Blackout Period by sending written notice, including by email, to all Directors and Executive Officers. D. Other Trading Restrictions on Access Persons 1. Definition of Access Persons. All employees of F.N.B. Corporation that have access to interim financial results before they are publicly available, and any other person designated by the F.N.B. Corporation Chief Legal Officer, in each case as identified on a list of Access Persons provided by the F.N.B. Chief Legal Officer, and any other employee that obtains access to interim financial results before they are publicly available or material, non-public information regarding a F.N.B. transaction or other significant event before it is publicly available shall each be considered an Access Person (collectively “Access Persons”). 2. Window/Standard Blackout Periods. All transactions in F.N.B. Corporation securities by Access Persons do not need to be pre-approved but must be effected only during Window Periods and must not be effected during standard Blackout Periods, as described in the previous section. Even during Window Periods, Access Persons may not engage in any transaction in F.N.B. Corporation securities while in the possession of any material, nonpublic. information. Access Persons should consult with the F.N.B. Chief Legal Officer if they are not sure whether information is material, nonpublic information. 3. Special Blackouts. No Access Person may engage in any transaction in F.N.B. Corporation securities during any special Blackout Period that the Company may designate. No Access Person may disclose to a third party that any special Blackout Period has been designated. F.N.B. Corporation will announce the beginning and end of

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 10 any special Blackout Period by sending written notice, including by email, to all Access Persons. E. Trading Plans - A Director or Executive Officer of F.N.B. Corporation may apply for approval to adopt a new SEC Rule 10b5-1 trading plan, or an amendment to an existing Rule 10b5-1 plan, by written request to F.N.B. Corporation's Chief Legal Officer. To request approval of an SEC Rule 10b5-1 trading plan, the Director or Executive Officer must comply with the procedures set forth in Sections B(1) and (2) of this Policy. Approval of the adoption of SEC Rule 10b5-1 trading plans by F.N.B. Corporation's Chief Legal Officer is discretionary. The request for approval by the Director or Executive Officer shall also acknowledge that: • The Director or Executive Officer will act in good faith with respect to the Rule 10b5-1 plan; • The plan to be adopted includes representations that (1) the Director or Executive Officer is not aware of any material non-public information about F.N.B. Corporation; and (2) the Director or Executive Officer is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; • Upon adoption of a SEC Rule 10b5-1 trading plan, the Director or Executive Officer shall comply with this Policy, the Code of Conduct of F.N.B. Corporation and applicable provisions of the federal securities laws, including, without limitation, Rule 10b5-1; • The Director of Executive Officer will not begin trading under the plan until the later of: (1) 90 days after the adoption of the Rule 10b5-1 plan; or (2) two business days following the disclosure of F.N.B. Corporation’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan is being adopted. A new “cooling off” period will be triggered by a modification to the amount, price or timing of a purchase or sale (including changes to related formulas or algorithms under an existing plan). Any such modifications will be treated as a cancellation to the existing plan and the adoption of a replacement; • The Director or Executive Officer may not have another outstanding (and may not subsequentially enter into any additional) Rule 10b5-1 plan for purchases or sales of securities of F.N.B. Corporation during the same period; and • The Director or Executive Officer may not have more than one single-trade Rule 10b5-1 plan during any 12-month period. As part of the establishment of a SEC Rule 10b5-1 trading plan, a Corporate Insider shall enter into a binding contract, instruction or written plan for the routine periodic purchase or sale of securities issued by F.N.B. Corporation under specified terms and conditions at

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 11 a time when the Corporate Insider does not possess material non-public information regarding F.N.B Corporation. 1. The binding contract, instruction or written plan must: a. expressly specify the securities the Corporate Insider proposes to purchase or sell and the prices at which and the dates on which the Corporate Insider proposes to purchase or sell securities; b. include a written formula or algorithm, or computer program, for determining amounts, prices and dates; or c. not permit the Director or Executive Officer to exercise any subsequent influence over how, when or whether to effect purchases or sales, provided, in addition, that any other person who does exercise such influence pursuant to the binding contract, instruction or written plan, such as a broker, is not aware of any material non-public information relating to F.N.B. Corporation when doing so. 2. Upon the Chief Legal Officer's approval of a Rule 10b5-1 trading plan, further transactions by the Director or Executive Officer in securities issued by F.N.B. Corporation pursuant to that plan do not require further action by F.N.B. Corporation under this Policy. However, a purchase or sale under Rule 10b5-1 is not protected from liability if the Director or Executive Officer alters or deviates from the binding contract, instruction or written plan, whether by changing the amount, price or timing of the purchase or sale or enters into or alters a corresponding or hedging transaction or position with respect to those securities. 3. A binding contract, instruction or written plan pursuant to Rule 10b5-1 shall also comply with all other applicable disclosure, reporting and other requirements under federal and state securities laws. In addition, F.N.B. Corporation may require that all approved binding contracts, instructions or plans include additional safeguards for the benefit of F.N.B. Corporation, such as compliance with customary lockup commitments associated with underwritings of securities offered by F.N.B. Corporation. Further, a Director or Executive Officer shall advise the Chief Legal Officer in writing in advance of any proposed modification to, or termination of such a binding contract, instruction or written plan concerning trades to be conducted pursuant to Rule 10b5-1 and such modifications shall not become effective until the Chief Legal Officer has approved the modification. F. SEC Reporting Requirements: 1. Form 4: Two-Day Filing Requirement

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 12 a. The Form 4 two-day period begins to run on the date of execution of the transaction, e.g., a purchase or sale of a security issued by F.N.B. Corporation on a Monday must be reported to the SEC before 10:00 p.m. eastern time on the ensuing Wednesday. b. Securities transactions subject to Section 16 of the 1934 Act include any transactions in which a Director or Executive Officer has a pecuniary interest, including transactions by a Director or Executive Officer's Related Interests. c. The following Director or Executive Officer transactions involving securities issued by F.N.B. Corporation are subject to the two-day Form 4 filing requirements: i. purchases or sales of securities issued by F.N.B. Corporation in either brokered transactions and private transactions; ii. stock option grants; iii. restricted stock grants; iv. stock option exercises, including cashless exercises; v. purchases or sales of securities issued by F.N.B. Corporation on behalf of a trust for which the Director or Executive Officer serves as trustee or is a beneficiary; vi. bonuses or other awards in the form of F.N.B. Corporation stock; vii. receipt of F.N.B. Corporation stock in lieu of Board fees under F.N.B. Corporation's Directors Compensation Plan; viii. Purchases and sales of securitites issued by F.N.B. Corporation made pursuant to a Rule 10b5-1 plan; and ix. Bona fide gifts of securities issued by F.N.B. Corporation. 2. Form 4: Five-Day Filing Requirement a. The Form 4 filing requirement provides for an extension of the Form 4 filing deadline where the Director or Executive Officer may not control the exact date on which the transaction occurs. The five-day filing requirement applies to the Director's Compensation Plan of F.N.B., the 401(k) of F.N.B., and to purchases

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 13 associated with voluntary additional contributions under Dividend Reinvestment and Direct Stock Purchase Plans of F.N.B. Corporation. b. Transactions involving F.N.B. Corporation stock in those plans require Form 4 filings on the earlier of: (i) two days after the date the Director or Executive Officer is notified of the completion of the trade or (ii) the fifth business day following the transaction. Because the fifth day following the transaction may occur before the Director or Executive Officer receives notice, F.N.B. Corporation has implemented procedures to track Director or Executive Officer transactions in the affected plans to ensure that timely SEC filings occur with respect to all reportable transactions. 3. Transactions Exempt From SEC Reporting a. The following transactions by Directors and Executive Officers of F.N.B. Corporation remain exempt from SEC Section 16, and do not require any filing with the SEC: i. acquisitions of F.N.B. Corporation common stock through normal payroll contributions to F.N.B. Corporation's 401(k) Plan, including matching contributions made by F.N.B. Corporation; ii. acquisitions of F.N.B. Corporation common stock through stock splits or stock dividends; and iii. reinvestment of dividends on F.N.B. Corporation common stock in additional shares of F.N.B. Corporation under F.N.B. Corporation's Dividend Reinvestment and Direct Stock Purchase Plan. 4. Compliance Procedures a. Electronic Filing/Powers of Attorney: All Directors or Executive Officers of F.N.B. Corporation shall, with the assistance of the Chief Legal Officer, obtain a code identification from the SEC, which code will permit the Chief Financial Officer or Controller to file electronically all Forms 3, 4 or 5 and Forms 144 on behalf of such Director or Executive Officer. b. Broker Requirements: All Directors or Executive Officers of F.N.B. Corporation are urged to register their shares in the Reinvestment Plan and not in broker street name. If such Director's or Executive Officer's shares are held in broker street name, then the Director or Executive Officer and its Related Interests are required

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 14 to execute a Broker Instruction Form with their broker. This Form imposes the following two restrictions on brokers who propose to execute purchases and sales of stock of F.N.B. Corporation on behalf of such Director or Executive Officer: i. not to enter any order without confirming with F.N.B. Corporation's Chief Legal Officer that the transaction has been pre-cleared and complies with the brokerage firm's compliance procedures (e.g. Rule 144); and ii. to advise the Chief Financial Officer regarding the relevant details of all purchases or sales in F.N.B. Corporation stock conducted by the broker simultaneously with the execution of the transaction. c. Rule 144 Requirements. A Director or Executive Officer of F.N.B. Corporation must comply with the provisions of the Securities Act of 1933, as amended (the “1933 Act”) prior to effecting sales of F.N.B Corporation's common stock in a public market. In order for any such person to sell shares of F.N.B. Corporation common stock, the sale of the shares must either be registered under the 1933 Act or comply with an exemption from such registration. This requirement for registration or exemption with respect to a sale of shares of F.N.B. Corporation's stock applies to all shares held by a Director or Executive Officer, including, but not limited to, shares purchased on the open market or shares purchased privately. Under Rule 144, all securities issued by F.N.B. Corporation that Directors or Executive Officers hold are treated as restricted securities even if the shares held by the Director or Executive Officer were registered when the Director or Executive Officer acquired the shares or the Director or Executive Officer purchased the shares in a New York Stock Exchange (“NYSE”) transaction. A Director or Executive Officer must comply with the following requirements of Rule 144 in connection with any sale of common stock of F.N.B. Corporation, except as noted below: • The Corporate Insider must file a Form 144 with the SEC concurrently with placing the sale order with a broker or upon execution of the trade with a market maker if the contemplated sale involves more than 5,000 shares of common stock of F.N.B. Corporation or $50,000 in gross proceeds in any period of three consecutive months; • F.N.B. Corporation must be current in its reporting requirements under the 1934 Act at the time of sale; • If the shares of F.N.B. Corporation proposed to be sold were acquired in a private transaction (i.e., directly from F.N.B. Corporation and not in the open market or from an officer, Director or 10 percent owner of F.N.B. common stock), the Director or Executive Officer of F.N.B. Corporation

Insider Trading Policy Applies To - F.N.B. Corporation Date Last Approved: February 21, 2024 Policy 15 must have held and beneficially owned the shares for a period of six months before a sale can be made under Rule 144; • The amount of common stock of F.N.B. Corporation that may be sold in any period of three consecutive months may not exceed the greater of 1% of the outstanding common stock of F.N.B. Corporation or the average weekly trading volume on the NYSE during the four calendar weeks preceding the sale; and • The common stock of F.N.B. Corporation must be sold in unsolicited “brokers' transactions” or directly to “market makers” or in “riskless principal transactions” as those terms are defined in Rule 144. G. Interpretation - F.N.B. Corporation shall interpret the requirements of this Policy in a manner that is consistent with the applicable requirements of the federal securities laws. V. Exceptions to This Policy A. Exceptions to this policy will be monitored and reported to F.N.B. Corporation’s Risk Committee. VI. Referrals to Other Policies A. This Policy incorporates by reference the F.N.B. Corporation Code of Conduct found in the Employee Handbook, and any updates thereto.